UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2011
Graymark Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-34171	20-0180812

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Park Avenue, Suite 1350 Oklahoma City, Oklahoma	73102

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (405) 601-5300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On April 1, 2011, Graymark Healthcare, Inc. (“Graymark”) received a written notice from NASDAQ Stock Market LLC (“NASDAQ”) indicating that Graymark is not in compliance with NASDAQ Marketplace Rule 5550(b), the continued listing standards for primary equity securities on The Nasdaq Capital Market, because its stockholders’ equity was less than $2.5 million at December 31, 2010, and it does not meet the alternative standards of market value of listed securities or net income from continuing operations. Under the rules of The Nasdaq Stock Market, Graymark has 45 calendar days, or until May 16, 2011, to submit a plan to regain compliance with the continued listing standards. If the plan is accepted, Graymark will be granted an extension of up to 180 calendar days from the date of the notice, or until September 28, 2011, to regain compliance with the continued listing standards.
If Graymark does not regain compliance with the continued listing standards, its common stock will be subject to delisting. Graymark intends to submit a plan to regain compliance by the May 16, 2011 deadline but it can give no assurance that its plan will be accepted or, if accepted, the plan will be successfully implemented by September 28, 2011.
The notice from Nasdaq has no effect at this time on the listing of Graymark common stock on The Nasdaq Capital Market, where it trades under the symbol “GRMH.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: GRAYMARK HEALHCARE, INC.
Date: April 4, 2011	By:	/S/ Stanton Nelson
Stanton Nelson
Chief Executive Officer